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                                                                   EXHIBIT 99.1

                    MEDICAL GRAPHICS ANNOUNCES UNAUDITED FOURTH
                            QUARTER AND YEAR-END RESULTS

ST. PAUL, Minn., Feb. 2 /PRNewswire/ -- Medical Graphics Corporation (Nasdaq:
MGCC) announced today its fourth quarter and year-end 1997 results reflecting record domestic sales in the fourth quarter and significant improvements in reducing operating expenses, increasing gross margins, and decreasing net losses. Revenues for the fourth quarter ending December 31, 1997 were $5.2 million, a 33 percent increase compared to $3.9 million in the fourth quarter of 1996. Total revenues included $3.3 million in domestic sales, the largest quarterly domestic sales level in the company's history. Domestic sales growth was primarily caused by sales of the company's new diagnostic system for sleep disorders that was released to the U.S. market at the end of September. For the year ending December 31, 1997, revenues were $19.2 million compared to $20.3 million in 1996. Domestic revenues increased 10 percent, while international sales decreased 35 percent and service and supply sales were relatively flat compared to last year's sales. International revenues were depressed by the closing of the company's German office at the end of 1996 as part of its overall restructuring actions. In addition, the continued strength of the dollar negatively affected European sales. Net loss for the quarter was $584,000, or $0.18 per share, compared to $7.3 million, or $2.87 per share, for the same period in 1996. Excluding $154,000 in non-recurring restructuring expenses for the quarter, net loss would have been $430,000, a 94 percent improvement. The company attributes this improvement to a $4.4 million reduction in operating expenses, a 27 percent improvement, combined with a 32 percent improvement in gross margins. Net loss for 1997 was $5.0 million compared with $9.1 million in 1996. Excluding $1.7 million in nonrecurring restructuring expenses, losses were $3.3 million in 1997.

          "Excluding non-recurring restructuring expenses and accounting for improvements in gross margin, Medical Graphics improved its operating results by 70 percent," said Mark W. Sheffert, chairman, "due to our restructuring actions early in 1997 to improve results. Although there is still work to be done, we are pleased with our progress to date. Medical Graphics is showing positive trends in all major financial areas." The company's gross margin percent increased 32 percent to 36.7 percent in 1997 from 27.8 percent in 1996. The gross margin percent for the fourth quarter was 38.4 percent in 1997 compared to a negative margin of 21.9 percent in 1996. Operating expenses decreased 61 percent for the quarter to $2.5 million compared to $6.4 million in the same period in 1996. For the year, operating expenses were $11.7 million compared to $16.0 million in 1996. The improved operating results continue to reflect the company's restructuring efforts in early 1997 and an ongoing effort to operate more efficiently. In October, the company engaged the investment banking firm of Goldsmith, Agio, Helms and Company to explore its strategic options. "Interest in the company has been positive, and we are at various stages of discussions with interested parties. We are encouraged by these discussions to date," Sheffert added.

          Medical Graphics Corporation ( www.medgraph.com ) develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems for the management and improvement of cardiorespiratory health. Except for historical financial information, the information contained in this news release is forward-looking and subject to certain risks as described in the company's filings with the Securities and Exchange Commission including the company's Form 10-KSB for fiscal year ended December 31, 1996 and the company's Form 10-QSB for
the quarters ended March 31, June 30, and September 30, 1997.   Copyright 1998,
PR Newswire

CONTACT: Mark W. Sheffert of Medical Graphics Corporation, 612-338-4722